Exhibit 10.2

HANCOCK HOLDING COMPANY

401(K) SAVINGS PLAN AND TRUST AGREEMENT

(Amendment No. 3)

THIS AMENDMENT is made by and between HANCOCK HOLDING COMPANY, a bank holding company organized under the laws of the State of Mississippi, (the “Sponsor”) and WHITNEY BANK, a Mississippi bank having its principal office in Gulfport, Mississippi (the “Trustee”).

WITNESSETH:

WHEREAS, the Hancock Holding Company 401(k) Savings Plan (previously known as Hancock Bank 401(k) Savings and Investment Plan) (the “Plan”) was originally adopted effective May 29, 1996; and

WHEREAS, the Plan has been amended from time to time and was most recently amended and restated in its entirety pursuant to the Hancock Holding Company 401(k) Savings Plan and Trust Agreement, effective January 1, 2017 (the “Plan and Trust Agreement”); and

WHEREAS, the Plan Sponsor also sponsors the Hancock Holding Company Pension Plan (“Pension Plan”), which plan was amended to freeze participation with regard to employees hired or rehired on or after July 1, 2017, and to cease future accruals with respect to certain Pension Plan participants effective January 1, 2018; and

WHEREAS, the Plan may be amended pursuant to Section 17.01 of the Plan and Trust Agreement; and

WHEREAS, the Sponsor wishes to amend the Plan to provide an employer contribution for new and current Participants who are ineligible to participate in the Pension Plan or who participate but are no longer eligible to accrue benefits under such plan, as the case may be.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.     Article III, DEFINITIONS, is hereby amended effective January 1, 2018, by adding the following new definitions:

Account shall mean any of a Participant’s Elective Deferral Account, Hancock Profit Sharing Contribution Account, HHC Safe Harbor Contribution Account (or HHC Safe Harbor Matching Account), Matching Contribution Account, Rollover Account, Transfer Account, Whitney Profit Sharing Account, Whitney Safe Harbor Account, Whitney Thrift Incentive Account, Basic Employer Contribution Account or Enhanced Employer Contribution Account established on behalf of such Participant.

Basic Employer Contribution shall mean the contribution made pursuant to Section 7.02A(b).

Basic Employer Contribution Account shall mean the account established on behalf of each Basic Participant who receives a contribution pursuant to Section 7.02A(b).

Basic Participant shall mean a Participant who is hired or rehired on or after July 1, 2017, or otherwise never became a participant under the Pension Plan.

Enhanced Employer Contribution shall mean the contribution made pursuant to Section 7.02A(c).

Enhanced Employer Contribution Account shall mean the account established on behalf of each Enhanced Participant who receives a contribution pursuant to Section 7.02A(c).

Enhanced Participant shall mean a Participant who is a participant under the Pension Plan whose Pension Plan benefit was frozen effective January 1, 2018, and who has been in continuous employment with the Employer since such date.

Pension Plan shall mean the Hancock Holding Company Pension Plan.

2.     The first sentence of Section 3.13 is amended and restated, effective January 1, 2017, to read in its entirety as follows:

Compensation for purposes of computing contributions under this Plan shall mean an Employee’s actual cash salary or wages, including base pay, commissions, incentives, overtime and bonuses and excluding extraordinary income earned after the Employee’s effective date of participation pursuant to Section 5.01.

3. Article VIII, CONTRIBUTIONS, is hereby amended, effective January 1, 2018, by adding a new Section 7.02A, Basic and Enhanced Employer Contributions, to read in its entirety as follows:

7.02A Basic and Enhanced Employer Contributions.

(a)	Eligibility. A Participant who is a Basic Participant shall be eligible to receive a Basic Employer Contribution under Section 7.02A(b). A Participant who is an Enhanced Participant shall be eligible to receive an Enhanced Employer Contribution under Section 7.02A(c). Notwithstanding the foregoing, a Participant shall not be eligible for a Basic or Enhanced Employer Contribution under this Section 7.02A for any period during which the Participant is eligible to accrue a benefit under the Pension Plan.

(b)	Basic Employer Contribution. Effective January 1, 2018, the Employer shall contribute a Basic Employer Contribution each Plan Year on behalf of each Basic Participant equal to 2% of such Participant’s Compensation.

(c)	Enhanced Employer Contribution.

(i)	Effective January 1, 2018, the Employer shall contribute an Enhanced Employer Contribution each Plan Year on behalf of each Enhanced Participant the amount of which shall be determined depending on the sum of the Enhanced Participant’s age as of his or her last birthday plus his or her years of service for vesting under the Pension Plan as of January 1, 2018, based on the following schedule:

Allocation Group	Age and Vesting Points	Percentage of Compensation
Group 1	Less than 35 points	2.0%
Group 2	35 to 49 points	4.0%
Group 3	50 points and above	6.0%

(ii)	Except as provided under subparagraph (c)(iii), Enhanced Participants will continue to accrue age and vesting service points after January 1, 2018, and may advance to a higher allocation group. A change in allocation group shall be effective on January 1 of the Plan Year coinciding with or following the date on which the Enhanced Participant attains the age and vesting service points necessary to advance to the next allocation group.

(iii)	Notwithstanding anything in this Plan to the contrary, a Participant who has a Severance from Employment and is rehired after June 30, 2017 and more than 31 days following his or her Severance from Employment, shall not be eligible for Enhanced Employer Contributions under this subparagraph (c), regardless of such Participant’s age and vesting service points prior to his or her Severance from Employment.

(d)	Timing of Basic or Enhanced Employer Contributions. Basic and Enhanced Profit Sharing Contributions shall be made no less frequently than quarterly.

(e)	Availability for Plan Loans and Other In-service Withdrawals. Basic and Enhanced Employer Contributions will not be eligible for in-service withdrawals, hardship distributions or Plan loans under Section 11.05, Section 11.06 and Article XV of the Plan, respectively.

4.     Article IX, ALLOCATION OF EMPLOYER CONTRIBUTIONS, is hereby amended, effective January 1, 2018, by adding a new Section 9.04, Allocation of Basic Employer Contributions, to read in its entirety as follows:

9.04 Allocation of Basic Employer Contributions. The Basic Employer Contributions shall be allocated to the Basic Employer Contribution Account of each Basic Participant as of the Valuation Date coinciding with or next following the date the Basic Employer Contribution is made to the Plan in the amount specified under Section 7.02A(b) for each such Participant.

5.     Article IX, ALLOCATION OF EMPLOYER CONTRIBUTIONS, is hereby amended, effective January 1, 2018, by adding a new Section 9.05, Allocation of Enhanced Employer Contributions, to read in its entirety as follows:

9.04 Allocation of Enhanced Employer Contributions. The Enhanced Employer Contributions shall be allocated to the Enhanced Employer Contribution Account of each Enhanced Participant as of the Valuation Date coinciding with or next following the date the Enhanced Employer Contribution is made to the Plan in the amount specified under Section 7.02A(c) for each such Participant.

6.     The second sentence of Section 10.03 is amended and restated effective January 1, 2018, to read in its entirety as follows:

Such Participant shall be 100% vested in his or her Matching Contribution Account, Whitney Profit Sharing Account, Basic Employer Contribution Account and/or Enhanced Employer Contribution Account, if any, upon the completion of three Years of Service and shall be 100% vested in his or her HHC Safe Harbor Contribution Account upon the completion of two Years of Service.

7.     Section 10.06 is amended and restated effective January 1, 2018, to read in its entirety as follows:

10.06 Forfeitures. Upon termination of Service, the non-vested portion of a Participant’s Matching Contribution Account, Whitney Profit Sharing Account, HHC Safe Harbor Contribution Accounts, Basic Employer Contribution Account and/or Enhanced Employer Contribution Account, if any, shall be maintained in the applicable Account, until the Participant has a Forfeiture. On the last day of each Plan Year, prior to making any allocations, the amount of Forfeitures in each Account as of that date shall be determined and shall be segregated. Forfeitures shall be utilized first to reduce future Employer contributions and, to the extent there is any excess, to pay Plan expenses. For Plan Years starting on or after January 1, 2013, but before January 1, 2015, Forfeitures of HHC Safe Harbor Contributions could only be used to pay for Plan expenses.

8.     The second sentence of Section 11.05(a) is amended and restated, effective January 1, 2018, to read in its entirety as follows:

Participants may make single sum withdrawals from their other accounts under the Plan, other than their Basic Employer Contribution Account or Enhanced Employer Contribution Account, after attaining age 59 1⁄2 and before termination of Service.

9.     The last paragraph of Section 11.06 is amended and restated, effective January 1, 2018, to read in its entirety as follows:

Hardship distributions shall be made from the Participant’s Elective Deferral Account excluding Net Earnings allocated to such account and from the Participant’s Hancock Profit Sharing Account, Whitney Profit Sharing Account, or Transfer Account pursuant to the provisions of Section 7.03(b), provided that any Participant who has not elected to receive his or her dividends in cash shall not be entitled to a hardship distribution from the Elective Deferral Account during such Plan Year. In no event shall hardship distributions be made from a Participant’s Basic Employer Contribution Account, Enhanced Employer Contribution Account, Matching Contribution Account, or HHC Safe Harbor Contribution Account.

This Amendment is executed this 22nd day of June, 2017.

HANCOCK HOLDING COMPANY

By:	/s/ Rudi Wetzel

Title:	Executive Vice President and Chief Human Resources Officer
SPONSOR

WHITNEY BANK

By:	/s/ Jim Drummond

Title:	Vice President, Trust Relationship Manager
TRUSTEE

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